Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 20th day of September, 2017, between Brightcove Inc., a Delaware corporation (the “Company”), and David Plotkin (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company hereby employs the Executive and the Executive hereby accepts such employment pursuant to the terms of this Agreement until this Agreement is terminated in accordance with the provisions of Section 3. (Such period of employment shall hereinafter be referred to as the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Legal Officer of the Company, and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”), or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $270,400. The Executive’s base salary may be redetermined annually by the Board or the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target management-based-on-objectives annual incentive compensation (“MBO”) shall be forty percent (40%) percent of his Base Salary. To earn incentive compensation, the Executive must be employed by the Company on the last day of the period on which such incentive compensation is measured.

(c) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits. During the Term, the Executive shall be entitled to continue to participate in or receive benefits under the Company’s Employee Benefit Plans in effect on the date hereof. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 2(d) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(e) Place of Performance. Unless otherwise agreed to by the Executive and the Company, the Executive shall perform his duties for the Company from the headquarters of the Company, initially located at 290 Congress Street, 4th Floor, Boston, MA 02210; provided, however, Executive shall be required to travel to the extent reasonably required to perform his job duties.

(f) Vacation. During the Term, the Executive shall be entitled to participate in the Company’s Vacation Policy. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12 month period. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting an act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a breach by the Executive of any of the provisions contained in Section 7 of this Agreement; (v) a violation by the Executive of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the principle geographic location at which the Executive is required to provide services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c) or by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(h) Resignation on Termination. On the Date of Termination, the Executive shall resign from all positions with the Company and its subsidiaries. In addition, if the Executive is then serving as a member of the Board or the Board of Directors of a subsidiary, the Executive shall tender his resignation from such directorship(s) on the Date of Termination.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned and payable but not yet paid, unpaid expense reimbursements and accrued but unused vacation (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement that includes a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) and, if applicable, the expiration of the seven-day revocation period for the Release within 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to the sum of (A) one times the Executive’s Base Salary and (B) one times the Executive’s target incentive compensation for the then current fiscal year (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease;

(ii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the vesting schedule for stock options and other stock-based awards held by the Executive as of the Date of Termination shall immediately accelerate by twenty five percent (25%) and such accelerated awards shall become fully exercisable, vested and/or nonforfeitable as of the Date of Termination; and

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, then the Company shall pay to the Executive a single lump sum cash payment equal to twelve (12) months of monthly employer contributions that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.

5. Change in Control Payment. The provisions of this Section 5 set forth certain additional agreements reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits if a termination of employment occurs on or within 12 months after the occurrence of a Change in Control, provided that such Change in Control occurs during the Executive’s employment. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change in Control.

(a) Change in Control.

(i) Upon a Change in Control of the Company, notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the vesting schedule for stock options and other stock-based awards held by the Executive as of the date of such Change in Control shall immediately accelerate by one hundred percent (100%) and such accelerated awards become fully exercisable, vested and/or nonforfeitable as of the date of such Change in Control.

(ii) In addition, if within twelve (12) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the Executive signing a Release and, if applicable, the expiration of the seven-day revocation period for the Release within the 60 day period following the Date of Termination:

(A) the Company shall pay the Executive an amount equal to the sum of (x) one times the Executive’s Base Salary and (y) one times the Executive’s target annual incentive compensation for the then current fiscal year (the “CIC Amount”). The CIC Amount shall be paid within 60 days after the Date of Termination in a lump sum in cash; provided that if such 60 days period begins in one calendar year and ends in a second calendar year, the CIC Amount shall be paid in the second calendar year; and provided further, that if the Change in Control does not constitute a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A of the Code, the CIC Amount shall be paid at the same time and on the same schedule as provided in Section 4(b)(i) with respect to the Severance Amount; and

(B) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, then the Company shall pay to the Executive a single lump sum cash payment equal to twelve (12) months of monthly employer contributions that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Payments, but greater than (y) the Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Payments which are in excess of the Threshold Amount, then the Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Payments shall not exceed the Threshold Amount. In such event, the Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii) The determination as to which of the alternative provisions of Section 5(b) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(b) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Change in Control” shall mean any of the following:

(A) the date any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(B) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(C) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

(ii) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii) “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition and Cooperation.

(a) The Executive agrees to comply with the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement attached hereto as Exhibit A (“Proprietary Information Agreement”), the terms of which are hereby incorporated by reference into Section 7 of this Agreement.

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(e).

(f) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9. Integration. This Agreement, including Exhibits A and B attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Withholding; Taxes. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16. Amendment; Amended Terms. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company. Every two years following the date of this Agreement, the Compensation Committee shall make recommendations for changes to the amount and type of consideration payable upon termination and/or a change of control pursuant to Sections 4 and 5 of this Agreement, respectively. Such recommendations shall be based upon on a review of information presented to the Compensation Committee by a third-party compensation consultant retained by the Compensation Committee in connection with a review of the Company’s executive compensation. Executive and the Company hereby agree to negotiate in good faith any amendments to this Agreement which are necessary to give effect to any such recommendations.

17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

COMPANY:

BRIGHTCOVE INC.

By:	/s/ Andrew Feinberg
Name:	Andrew Feinberg
Title:	CEO

EXECUTIVE:

/s/ David Plotkin
David Plotkin

Signature Page to Employment Agreement

EXHIBIT A

EMPLOYEE NONCOMPETITION,

NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

In consideration of and as a condition of my employment or continued employment by Brightcove Inc., its affiliates, subsidiaries, successors and assigns (collectively, the “Company”), I hereby agree with the Company as follows:

1. Noncompetition: During the period of my employment by the Company, I shall devote my full time and best efforts to the business of the Company. Further, during the period of my employment by the Company and for twelve months after the termination of such employment (for any reason whatsoever) (the “Restricted Period”), I shall not, directly or indirectly, in any geographic area where the Company does business or sells or markets its products and/or services or is actively planning to do business or sell or market its products and/or services, as of my termination of employment, (a) provide services to, become employed by, or retained as a consultant or independent contractor of, an entity that is competitive with the Company; or (b) alone or as a partner, officer, director, employee, member, consultant, independent contractor, agent or stockholder of any entity, engage in any business activity that competes with the products or services being developed, designed, manufactured, provided or sold by the Company at the time of my termination of employment. My ownership of less than 3% of the equity securities of any publicly traded Company or less than 5% of any private company will not by itself violate the terms of this Section.

2. Nonsolicitation of Customers: During the Restricted Period, I shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, independent contractor, agent or stockholder of any entity, (i) solicit, or do business in competition with the Company, or assist any other entity that competes with the Company to solicit or do business with (a) an entity that is a customer of the Company at the time of my termination of employment from the Company or was a customer of the Company at any time within six months prior thereto; or (b) an entity that is or was known to be a prospective customer of the Company at the time of my termination of employment from the Company; or (ii) interfere with or disrupt, or assist any other person or business organization to interfere with or disrupt, any existing relationships between the Company and any customer, licensee, supplier, vendor, distributor, dealer or manufacturer of the Company.

3. Nonsolicitation/Non-hire of Employees: During the Restricted Period, I shall not, directly or indirectly, (a) hire or employ; (b) recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away; or (c) assist any entity, business organization or person to recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away, any person who is or was employed by the Company at any time within the six month period prior to the termination of my employment with the Company.

4.    Nondisclosure Obligation: I shall not at any time, whether during or after the termination of my employment (for any reason whatsoever), reveal to any person or entity any Confidential Information of the Company or of any third parties which the Company is under an obligation to keep confidential, except to employees of the Company who need to know such information for the purposes of their employment, or as otherwise authorized by the Company in writing. “Confidential Information” includes, but is not limited to, confidential and/or proprietary information or trade secrets concerning the business, organization or finances of the Company, including but not limited to, research and development activities, product designs, prototypes and technical specifications, show how and know how, business, financial, sales and/or marketing plans and strategies, pricing and costing policies, customer and suppliers lists and related information, nonpublic financial information, systems, source code and related unpublished documentation, compensation and other personnel-related information, processes, software programs, works of authorship, inventions, projects, plans and proposals as well as any other information as may be treated by the Company as confidential. I shall keep secret all matters entrusted to me and shall not use or rely upon, or attempt to use or rely upon, any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company.

5. Company Documentation: Furthermore, I agree that during my employment I shall maintain for the benefit of the Company, and shall not make, use or permit to be used, any Company Documentation otherwise than for the benefit of the Company. “Company Documentation” includes, but is not limited to, notes memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data documentation or other materials of any nature and in any form, whether written, printed or in digital format or otherwise relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs, whether or not they contain or embody any Confidential Information or any Developments (as hereinafter defined). I further agree that I shall not, after the termination of my employment, use or permit others to use any such Company Documentation, and that all Company Documentation shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of my employment (or earlier, if requested by the Company) I shall deliver all Company Documentation and Confidential Information in my possession, and all copies thereof, to the Company, at its main office.

6. Assignment of Inventions:

(a) If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that: (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company or work performed by me for the Company; or (iii) results from the use of Confidential Information; or (iv) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall include, but not be limited to, any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act) or subject to analogous protection). I shall promptly disclose to the Company (or any persons designated by it) each Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others, all available information relating thereto (with all necessary plans and models) to the Company.

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(b) I represent that the Developments identified in the Appendix attached hereto, if any, comprise all the Developments that I have made or conceived prior to my employment by the Company, which Developments are excluded from this Employee Noncompetition, Nondisclosure and Developments Agreement (the “Agreement”). I understand that it is only necessary to list the title of such Developments and the purpose thereof, but not details of the Development itself. IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.                     . I understand and agree that if I incorporate into any Company product, process or machine any Developments set forth on the Appendix or otherwise made, conceived or reduced to practice by me prior to my employment with the Company, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell any such Development as part of or in connection with such product, process or machine.

(c) I shall, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

(d) If the Company is unable, after reasonable effort, to secure my signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

7. Acknowledgements/Remedies Upon Breach: I agree that the Company’s Confidential Information, customer goodwill and workforce are vital to the success of the Company’s business and have been or will be developed or attained by great efforts and expense to the Company. I acknowledge that as of the date of this Agreement and continuing thereafter, I will be provided by the Company with Confidential Information, including trade secrets, and I recognize the importance of protecting the Company’s rights in and to such Confidential Information and goodwill that the Company has developed or will develop with its customers. I further agree that the restrictions set forth in this Agreement are reasonable and necessary to protect the Company’s Confidential Information, its customer goodwill and its workforce. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach or threatened breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or cease the violation of my obligations hereunder.

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8. Absence of Conflicting Agreements: I understand that the Company does not desire to acquire from me any trade secrets, know how or confidential business information that I may have acquired from others. I represent that I will not use such information in the performance of my duties for the Company and will not bring any such information onto Company premises. I also represent that I am not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company during the course of employment.

9. Notification: In the event that my employment with the Company terminates for any reason, I hereby consent to notification by the Company to my new employer or any new entity to which I may provide services about my rights and obligations under this Agreement.

10. Conflict of Interest Guidelines: I hereby agree to comply with the Company’s conflict of interest guidelines attached hereto as Exhibit B.

11. Severability and Reformation: I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

12. At-Will Employment: I understand that neither this Agreement nor any other document I have signed regarding my employment with the Company constitutes an express or implied employment contract and that my employment with the Company is on an “at-will” basis. Accordingly, I understand that either the Company or I may terminate my employment at any time, for any or no reason, with or without prior notice.

13. Continued Effect. I agree and understand that any change or changes in my position, duties, salary, compensation or other terms and conditions of employment with the Company will in no manner affect the validity, enforceability or scope of this Agreement, and that I am entering into this Agreement in consideration for my employment with the Company, which employment includes any such changes that may occur after the date hereof.

14. Protected Disclosures. I understand that nothing contained in this Agreement limits my ability to file a charge or complaint with any governmental agency or other governmental or regulatory entity or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. This Agreement does not limit my ability to communicate with or participate in any investigation or proceeding that may be conducted by any governmental agency or other governmental or regulatory entity. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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15. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges and supersedes all prior discussions, representations, understandings and agreements by and between us, provided that this Agreement shall supplement, and shall not limit or be limited by, any other obligation I have to the Company regarding noncompetition, nonsolicitation, confidentiality, assignment of inventions and related covenants.

16. Miscellaneous. Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. The captions of this Agreement are for reference only and do not define, limit or affect the scope of any section of this Agreement. My obligations under this Agreement shall survive the termination of my employment regardless of the reason for or manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I acknowledge and agree that this Agreement shall be governed by and construed in accordance with the internal laws of Massachusetts without giving effect to the principles of conflicts of laws thereof and any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in Massachusetts and I hereby submit to the jurisdiction and venue of any such court.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date first above written.

/s/ David Plotkin 9/20/17
Signature Date

David Plotkin
Name - Please Print

Address: [REDACTED]

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APPENDIX A

EXCLUDED DEVELOPMENTS

EXHIBIT B

CONFLICT OF INTEREST GUIDELINES

of

BRIGHTCOVE INC.

It is the policy of Brightcove Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities that conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following examples (which are not an exhaustive list) are potentially compromising situations that must be avoided. Any exceptions must be reported to the President of the Company and written approval for continuation must be obtained.

(a)	Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employee Nondisclosure and Developments Agreement elaborates on this principle and is a binding agreement.)

(b)	Accepting or offering gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

(c)	Participating in civic or professional organizations that might involve divulging confidential information of the Company.

(d)	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

(e)	Initiating or approving any form of personal or social harassment of employees.

(f)	Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

(g)	Borrowing from or lending to employees, customers or suppliers.

(h)	Acquiring real estate of interest to the Company.

(i)	Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

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(j)	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

(k)	Making any unlawful agreement with distributors with respect to prices.

(l)	Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

(m)	Engaging in any conduct that is not in the best interest of the Company. Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of the Company’s management for its review.

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